                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)


Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:

        [X] Preliminary proxy statement
        [ ] Definitive proxy statement
        [ ] Confidential, For Use of the Commission Only
            (as permitted by 14a-6(e)(2))
        [ ] Definitive additional materials
        [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             SUPERCONDUCTOR TECHNOLOGIES INC.
--------------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    [X] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

        (2) Form, schedule or registration statement no.:

        (3) Filing party:

        (4) Date filed:

PRELIMINARY COPIES

                   [LOGO OF SUPERCONDUCTOR TECHNOLOGIES INC.]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 1999

TO THE STOCKHOLDERS OF SUPERCONDUCTOR TECHNOLOGIES INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Superconductor Technologies Inc., a Delaware corporation (the "Company"), will be held on JUNE 2, 1999, at 11:00 a.m., local time, at the Pacifica Suites, 5490 Hollister Avenue, Santa Barbara, California, for the following purposes:

        1. To elect seven (7) directors to serve for the ensuing year and until their successors are duly elected and qualified.

        2. To approve the removal of limitations on conversions of preferred stock into common stock and exercises of warrants to purchase common stock issued by the Company in private offerings in 1998 and 1999.

        3. To approve a provision in the Company's Series C Preferred Stock financing providing Wilmington Securities, Inc. (an indirect, wholly owned subsidiary of The Hillman Company) representation on the Board of Directors.

        4. To approve the adoption of the Company's 1999 Stock Plan.

        5. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 1999.

        6. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on APRIL 5, 1999 are entitled to notice of and to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has previously returned a proxy.

James G. Evans, Jr.
Vice President and
Chief Financial Officer

Santa Barbara, California
April __, 1999

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

PRELIMINARY COPIES

                   [LOGO OF SUPERCONDUCTOR TECHNOLOGIES INC.]



                                 460 WARD DRIVE
                      SANTA BARBARA, CALIFORNIA 93111-2310
                                 (805) 683-7646

                             MEETING TO BE HELD AT:

                                 PACIFICA SUITES
                              5490 HOLLISTER AVENUE
                             SANTA BARBARA, CA 93111

                                 --------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 --------------

        The enclosed Proxy is solicited on behalf of Superconductor Technologies Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, June 2, 1999, at 11:00 a.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Pacifica Suites, 5490 Hollister Avenue, Santa Barbara, California 93111.

        These proxy solicitation materials were first mailed on or about April __, 1999, to all stockholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE

        Stockholders of record at the close of business on APRIL 5, 1999 (the "Record Date") are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. At the Record Date, the following types and amounts of the Company's stock, each with a par value of $0.001 per share, were issued and outstanding: 7,729,716 shares of Common Stock, 64,584 shares of Series A-2 Preferred Stock, 12,500 shares of Series A-3 Preferred Stock, 50,000 shares of Series B-1 Preferred Stock and 41,667 shares of Series C Preferred Stock.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

Each holder of Common Stock is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Holders of Series A-2, Series A-3, Series B-1 and Series C Preferred Stock (collectively, the

"Preferred Stock") shall be entitled to vote their pro rata share of the total of 1,533,709 votes entitled to be cast by all of the holders of the Company's Preferred Stock. Holders of Preferred Stock shall not be entitled to vote their Preferred Stock on Proposals Two and Three. Stockholders do not have the right to cumulate their votes in the election of directors.

        Shares of Common Stock and Preferred Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted:
(i) FOR the election of each of the Company's nominees for director, (ii) FOR approval of the removal of limitations on conversions of preferred stock and exercises of warrants issued by the Company in private offerings in 1998 and 1999, (iii) FOR approval of the provision in the Company's Series C Preferred Stock financing providing Wilmington Securities, Inc. ("Wilmington") representation on the Company's Board of Directors, (iv) FOR the approval of the adoption of the Company's 1999 Stock Plan, and (v) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 1999. As indicated above, the Preferred Stock shall not be entitled to vote on Proposals Two and Three. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the Board of Directors.

        Proxies may be solicited by certain of the directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, letter or facsimile. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

        The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock and Preferred Stock issued and outstanding on the Record Date. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

        While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

        In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than December 22, 1999 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

NOMINEES

        The Bylaws of the Company provide for a Board of seven (7) directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's seven (7) nominees named below, all of whom are presently directors of the Company. In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified. If the Company stockholders approve Proposal Three the size of the Company's Board of Directors shall be increased to nine (9) at the meeting of the Board of Directors immediately following the Annual Meeting and two directors designated by Wilmington shall be appointed to fill the vacancies created by the expansion. The reasons for the expansion and the background of the persons anticipated to be designated by Wilmington for appointment to the new director positions are detailed in Proposal Three below.

        The names of the nominees and certain information about them as of March 31, 1999 are set forth below:

                                           Director
               Name                  Age    Since                 Principal Occupation
               ----                  ---    -----                 --------------------
Glenn E. Penisten                     67     1987     Chairman of the Board of the Company

M. Peter Thomas                       57     1997     President, Chief Executive Officer and
                                                      Director

E. Ray Cotten                         68     1996     Senior Vice President, Marketing and Sales
                                                      and Director of the Company

Robert P. Caren, Ph.D. (1)(2)         66     1988     Retired Corporate Vice President, Science
                                                      and Engineering, Lockheed Corporation

Dennis Horowitz (1)(2)                52     1990     President, Chief Executive Officer and
                                                      Director of Wolverine Tube, Inc.

John D. Lockton (1)(2)                61     1997     Chairman of IPWireless, Inc.

J. Robert Schrieffer, Ph.D. (1)(2)    67     1988     Chairman of the Technical Advisory Board of
                                                      the Company; University Professor, Florida
                                                      State University; Chief Scientist of the
                                                      National High Magnetic Field Laboratory

(1)   Member of the Audit Committee.

(2)   Member of the Compensation Committee.

        Glenn E. Penisten has served as Chairman of the Board since May 1994. Mr. Penisten is a founder of the Company and has served on its Board of Directors since May 1987. He served as the Company's Chief Executive Officer from August 1987 to June 1988. Mr. Penisten has been a General Partner of Alpha Partners, a venture capital firm, since 1985. Mr. Penisten was Chairman of the American Electronics Association in 1982, while he was Chairman of the Board of Directors and Chief Executive Officer of American Microsystems Inc., a semiconductor company.

Mr. Penisten is a director of Bell Microproducts Inc., IKOS Systems, Inc., Network Peripherals, Inc. and Pinnacle Systems. Mr. Penisten holds a B.S. in electrical engineering from Oklahoma State University.

        E. Ray Cotten became Senior Vice President, Sales and Marketing in March 1999. Mr. Cotten joined the Board of Directors in July 1996 and served as Vice Chairman of the Board from August 1996 to February 1999. Since August 1994, he has served as Chairman of the Board of Impulse Telecommunications Corporation, a wireless communications consulting and engineering firm ("Impulse"). Prior to joining Impulse, from December 1992 to August 1994, Mr. Cotten was President, Chief Executive Officer and Chief Operating Officer of Scott Instruments Corporation, a pioneer in voice recognition systems, and from December 1990 to November 1992, he was President and Chief Executive Officer of ACS Software Products Group, a software company for the apparel industry. Prior to that he also served as Vice Chairman and co-founder of NetAmerica, a digital networking company, held vice-president positions at Microdynamics, Inc., a CAD/CAM company for the apparel industry, Northern Telecom, Inc., a telecommunications company, Data Transmission Corporation, a digital networking company, and Danray, a communications switch manufacturing company, and spent nearly 10 years with Texas Instruments, where he held various management positions. Mr. Cotten received his B.A. in business from Oklahoma State University.

        M. Peter Thomas joined the Company as President and Chief Executive Officer and member of the Board of Directors of the Company in April 1997. Prior to joining the Company, Mr. Thomas was President and Chief Executive Officer of First Pacific Networks, Inc., a telecommunications company, from June 1995 to January 1997, which company filed for bankruptcy in February 1997 under Chapter 11 of the U.S. Bankruptcy Code. From August 1991 to May 1995, Mr. Thomas engaged in general business consulting in conjunction with the Stanbridge Group, a consulting firm that he co-founded in 1989. From January 1990 to July 1991, he was President and Chief Executive Officer of Data-Design Laboratories, Inc., an electronics company, and from 1989 to 1990, he consulted for The Stanbridge Group. Prior to 1989, Mr. Thomas also served as President and Chief Executive Officer of Ericsson North America, Inc., the North American operating subsidiary of Sweden's L.M. Ericsson, a telecommunications company, as President and Chief Operating Officer of Telenova, Inc. a telecommunications company, and as President of the Telecom Network Systems Division of ITT, Inc., a telecommunications company. Mr. Thomas received his B.S.E. in Aerospace Engineering from Princeton University and his M.B.A. from the Harvard Business School.

        Robert P. Caren, Ph.D., has served on both the Board of Directors and the Technical Advisory Board of the Company since January 1988. From May 1997 until September 1998, Dr. Caren was Chairman of the Board of Litex, Inc., an automobile emissions technology company. From 1988 to 1995, when he retired, Dr. Caren served as Corporate Vice President, Sciences and Engineering, for Lockheed Martin Corporation. Dr. Caren is a fellow of the American Institute of Aeronautics and Astronautics, American Astronautics Society and the American Association for the Advancement of Science. He is a member of the National Academy of Engineering, a member of the California Commission on Science and Technology and past Chairman of the Research Division of the Defense Preparedness Association. Dr. Caren received his Ph.D., M.S. and B.S. in physics from Ohio State University.

        Dennis Horowitz has served on the Board of Directors of the Company since June 1990. Mr. Horowitz is currently President, Chief Executive Officer and a Director of Wolverine Tube Inc., a manufacturer and distributor of copper and copper alloy tubes and fabricated products. From September 1994 to April 1997, he served as Corporate Vice President and President of the Americas, AMP Incorporated, an interconnection device company. From October 1993 to August 1994, Mr. Horowitz served as President and Chief Executive Officer of Philips Technologies, a Philips Electronics North America company. From April 1990 to September 1993, Mr. Horowitz served as President and Chief Executive Officer of Philips Components, Discrete Products Division. From 1988 to 1990, he served as President and Chief Executive Officer of Magnavox CATV, and from 1980 to 1988 he was involved in the general administration of North American Philips Corporation. Philips Components and Magnavox CATV are divisions of North American Philips Corporation. Mr. Horowitz is a and Aerovox Corporation. Mr. Horowitz holds an M.B.A. and a B.A. in economics from St. John's University.

        John D. Lockton joined the Board of Directors of the Company in December 1997. Mr. Lockton is currently Chairman of IPWireless, Inc., a wireless internet access and IP telephony service provider. From August 1991 to March 1998, he was President, Chief Executive Officer and a director of International Wireless Communications, Inc. ("IWC"), an operator of cellular systems which filed for bankruptcy protection in September 1998 under Chapter 11 of the U.S. Bankruptcy Code. He was the Vice-Chairman and a director of IWC from March 1998 until June 1998 and remained involved with the company until September 1998. From May 1990 to August 1991, he was Managing Partner of Corporate Technology Partners, a joint venture with Bell Canada Enterprises. In 1988 Mr. Lockton founded Cellular Data, Inc., a cellular wireless data technology company, and Star Associates, Inc., a cellular radio RSA company. He founded and was a director of Interactive Network, Inc., a wireless-based television company, and was Chairman of the Board of Directors until December 1994. From 1983 to 1987 Mr. Lockton was Executive Vice President of Pacific Bell (now Pacific Telesis). From 1980 to 1983 he was President of Warner Amex (now Time Warner) Cable Television, Inc. From 1968 to 1980, Mr. Lockton served in various capacities at Dun & Bradstreet. Mr. Lockton is the primary inventor of a patented wireless technology for Personal Communication Services (PCS). Mr. Lockton is a graduate of Yale University (Phi Beta Kappa), and Harvard Law School and received an Executive M.B.A. from Columbia University.

        J. Robert Schrieffer, Ph.D., founded the Technical Advisory Board of the Company in August 1987 and has served as its Chairman since that time. He has also served on the Board of Directors of the Company since October 1988. He received the Nobel Prize in Physics in 1972 for work in superconductivity theory, and he has received many other professional honors including the National Medal of Science. Dr. Schrieffer is currently the President of the American Physical Society. He is also the University Eminent Scholar of the State of Florida University System and has been the Chief Scientist of the National High Magnetic Field Laboratory since January 1992. Dr. Schrieffer was Chancellor's Professor of Physics and Director of the Institute for Theoretical Physics at the University of California, Santa Barbara, from 1980 to 1991. Dr. Schrieffer serves on a number of government and industrial committees and is a Fellow of the Los Alamos National Laboratory, heading its Advanced Study Program in High Temperature Superconductivity Theory from 1988 to 1993. Dr. Schrieffer received his Ph.D. and M.S. in physics from the University of Illinois and his B.S. in physics from the Massachusetts Institute of Technology.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

        The seven (7) nominees receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business but have no other legal effect under Delaware law.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                       "FOR" THE NOMINEES SET FORTH ABOVE.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors of the Company held a total of seven (7) meetings during the fiscal year ended December 31, 1998, three (3) of which were telephonic. The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or any committee performing similar functions.

        The functions of the Audit Committee are to recommend selection of independent public accountants to the Board of Directors, to review the scope and results of the year-end audit with management and the independent auditors and to review the Company's accounting principles and its system of internal accounting controls. The Audit Committee met one (1) time during fiscal 1998. The current members of the Audit Committee are Robert P. Caren, Ph.D., Dennis Horowitz, John D. Lockton and J. Robert Schrieffer, Ph.D.

        The functions of the Compensation Committee are to review and approve salaries, bonuses and other benefits payable to the Company's executive officers and to administer the Company's Amended and Restated 1988 Stock Option

Plan, the 1992 Director Option Plan, the 1992 Stock Option Plan and the 1998 Nonstatutory Stock Option Plan. The Compensation Committee met five (5) times during fiscal 1998. The current members of the Compensation Committee are Robert
P. Caren, Ph.D., Dennis Horowitz, John D. Lockton and J. Robert Schrieffer,
Ph.D.

        No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 1998; and (ii) the total number of meetings held by all committees of the Board of Directors during fiscal 1998 on which such person served.

DIRECTOR COMPENSATION

        Between January and July 1998 each nonemployee director of the Company was compensated $1,000 for each non-telephonic Board meeting in which the Board member participated. In May, 1998 the Board of Directors revised the annual compensation for nonemployee directors to provide each nonemployee director an annual retainer of $6,000 payable quarterly so long as such director attends at least 75% of the Company's Board meetings. The nonemployee directors serving during 1998 were directors Robert P. Caren, Ph.D., Dennis Horowitz, J. Robert Schrieffer, Ph.D., and John D. Lockton.

        Nonemployee directors also participate in the 1992 Director Option Plan, as amended (the "Director Plan"), and the 1992 Stock Option Plan, as amended. The Director Plan provides for the automatic grant of a nonstatutory stock option to purchase 15,000 shares of Common Stock of the Company to each of the Company's nonemployee directors on the date on which such person (i) first becomes a director or (ii) ceases to serve as a representative of a stockholder of the Company (a "First Option"). Nonemployee directors that have served on the Board of Directors for at least six months also receive automatic grants of nonstatutory stock options under the Directors Plan on June 1st of each year (a "Subsequent Option"). First Options vest at the rate of twenty-five percent (25%) of the shares granted on each anniversary of the date of grant, and Subsequent Options vest at the rate of fifty percent (50%) of the shares on each anniversary of the date of grant. During the fiscal year ended December 31, 1998, directors Caren, Horowitz Schrieffer and Lockton each was granted an option to purchase 5,000 shares of Common Stock at a per share exercise price of $5.063 per share pursuant to the Director Plan

        Except as described above, directors do not receive additional compensation for their services as directors of the Company or as members of committees of the Board of Directors. There are no family relationships between directors and executive officers of the Company.

                                  PROPOSAL TWO:

       APPROVAL OF THE REMOVAL OF LIMITATIONS ON CONVERSIONS OF PREFERRED
        STOCK AND EXERCISES OF WARRANTS ISSUED BY THE COMPANY IN PRIVATE
                           OFFERINGS IN 1998 AND 1999

        During the past year, the Company issued shares of Preferred Stock and warrants convertible into or exercisable for an aggregate of 3,856,687 shares of Common Stock, but currently limited to 1,533,709 shares of Common Stock (the "19.9% Limit") as a result of Nasdaq rules. The Company is seeking stockholder approval to remove the 19.9% Limit. If stockholder approval is not obtained, then the Company will be required to pay 20% cumulative dividends on the Preferred Stock (instead of the current 6% and 7% rates), retroactive to the date of issuance of the Preferred Stock.

BACKGROUND

Outside financing is critical to the Company in its current stage of development because the Company does not yet generate sufficient cash from operations to fund its operations and growth. Between March 26, 1998 and the date of this Proxy Statement, the Company raised a total of $11,875,000 through the sale of Preferred Stock and warrants for the purchase of Common Stock to Wilmington, an institutional investor, in a series of private placements (the "Financings").

Wilmington is an indirect, wholly owned subsidiary of The Hillman Company, a private corporation engaged in diversified investments and operations, which is controlled by a trust for the benefit of Henry L. Hillman. The chart below reflects the funds raised by the Company in the Financings and the securities outstanding as a result thereof:

                                       Common Stock
                                         Issuable
                                            upon
   Series of                            Conversion        Warrants for         Total
  Convertible          Number of       of Preferred       Purchase of      Consideration        Effective Date
Preferred Stock(1)   Shares Issued        Shares         Common Stock(2)      Received          of Issuance(3)
------------------   -------------     -------------     ---------------   --------------        --------------
Series A-2              64,584          1,291,680            100,000         $3,875,000         March 26, 1998

Series A-3              12,500            250,000             66,667         $1,000,000         August 11, 1998

Series B-1              50,000          1,000,000            120,000         $4,000,000         September 2, 1998

Series C                41,667            833,340            120,000         $3,000,000         March 5, 1999

1 In the event that stockholders do not approve the removal of the 19.9% Limit, each share of Preferred Stock shall be entitled to a cumulative dividend equal to 20% of the purchase price of the Preferred Stock. Such dividends shall be deemed to have accrued daily from the date of the issuance of the Preferred Stock as described in footnote 3 to this table.

2 The exercise prices of the warrants are as follows: Series A-2, $4.00 per share, Series A-3, $4.00 per share, Series B-1, $5.70 per share, Series C, $4.50 per share. In connection with the Exchange the Company issued warrants for the purchase of up to 75,000 shares of Common Stock at a purchase price of $7.00 per share.

3 The Company issued Series A, Series A-1 and Series B Preferred Stock and related warrants during 1998 that were exchanged for Series A-2, Series A-3, Series B-1 and modified warrants, respectively, on February 26, 1999 (the "Exchange"). In the Exchange, the Series A-2 Preferred Stock was exchanged for 500,000 shares of Series A Preferred Stock issued on March 26, 1998 and 145,833 shares of Series A Preferred Stock issued on September 3, 1998. The Series A-3 Preferred Stock was exchanged for Series A-1 Preferred Stock issued on August 11, 1998 and the Series B-1 Preferred Stock was exchanged for Series B Preferred Stock issued on September 2, 1998.

        As described above, the Preferred Stock and warrants by their terms are not exercisable for shares of Common Stock in excess of the 19.9% Limit. However, if the removal of the 19.9% Limit is not approved by the stockholders, then the current 7% cumulative dividend rate on the Preferred Stock will automatically increase to a 20% cumulative dividend rate, retroactive to the original date of issuance of the Preferred Stock.

        Wilmington, the purchaser of Preferred Stock and warrants in the Financings, together with its affiliates and related parties, obtained in excess of 10% of the Company's Common Stock through open market purchases. As a result of the Financings, and prior to elimination of the 19.9% Limit, Wilmington and such affiliates and related parties beneficially own in excess of 26% of the Company's voting securities. Upon removal of the 19.9% Limit, Wilmington and such affiliates and related parties could potentially control over 40% of the Company's voting securities. In addition, as described under Proposal Three below, the Company has agreed to grant Wilmington the right to two seats on the Company's Board of Directors, subject to stockholder approval.

        Under the Nasdaq National Market System corporate goverance rules, Rule 4460(i)(1)(D) (the "20% Rule") requires stockholder approval of securities issuances where (1) the securities issued are Common Stock or securities convertible into or exercisable for Common Stock, (2) the price of the securities is less than the market value of the Common Stock, and (3) the proposed issuance would result in the issuance of 20% or more of the Common Stock or voting power of the Company before the issuance. Additionally, Nasdaq Rule 4460(i)(1)(B) (the "Control Rule") requires stockholder approval of the adoption of a plan or the issuance of securities by the Company that would result in a change of control of the Company. There is no concrete test to determine the amount of securities that the Company may issue to a party without triggering the Control Rule. Depending on the facts and circumstances, the issuance by the Company of a small amount of securities may result in a change of control of the Company where an investor already owns a sizable portion of the Company's outstanding voting securities.

        The Company is seeking stockholder approval to remove the 19.9% Limit in order to ensure compliance with Nasdaq's 20% Rule and the Control Rule, and to prevent the Company from having to pay 20% cumulative dividends on the Preferred Stock retroactive to the date of issuance of the Preferred Stock.

PRINCIPAL EFFECTS OF APPROVAL OR NONAPPROVAL

        In the event that stockholder approval is obtained, then the total number of shares of Common Stock issuable to Wilmington and its affiliates and related parties in connection with the Financings would be increased to 3,856,687 shares. The issuance of this number of shares to Wilmington, together with its existing holders, could be deemed to effectively place Wilmington in control of the Company.

        In the event that stockholder approval is not obtained, then the 19.9% Limit would continue to apply, and the total number of shares of Common Stock issuable to Wilmington and its affiliates in connection with the Financings would remain at 1,533,709 shares. In addition, the Company would be required to pay 20% cumulative dividends on the Preferred Stock, retroactive to the original issuance date.

        In the opinion of the Board a failure of the stockholders to approve Proposal Two will have a severely detrimental effect on the Company and its future. Wilmington and investors like Wilmington are fundamental to the ability of the Company to raise funds to allow the Company to try to capitalize on market opportunities for its products. The Company views Wilmington as an investment partner and believes that Wilmington's investments in the Company enhance the value of the Company for all stockholders. A failure of the Company to obtain approval would have a negative effect on the Company's future financing activities, which are critical to the long-term success of the Company and maximizing value for the Company's stockholders. Stockholder approval will also relieve the Company from an obligation to pay dividends on the Preferred Stock equal to 20% of the purchase price of each preferred share retroactive to the date of the issuance of such shares. Finally, in connection with the Financings the Company agreed to use its best efforts to obtain stockholder approval of the elimination of the conversion and exercise limitations. A failure to obtain stockholder approval at the Annual Meeting would require the Company to expend additional financial and management resources seeking such approval in the future.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

        The approval of the removal of the 19.9% Limitation on the Preferred Stock conversion and Warrant exercise limitations requires the affirmative vote of a majority of Votes Cast (excluding, for purposes of determining the "Votes Cast," the shares of Common Stock issuable upon conversion of the Preferred Stock). The holders of Preferred Stock will not be entitled to exercise their Preferred Stock voting rights with respect to this proposal due to their interest in the proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 PROPOSAL THREE:

          APPROVAL OF WILMINGTON SECURITIES, INC. BOARD REPRESENTATION

        The Company is seeking stockholder approval of a provision in the Company's Series C Preferred Stock financing requiring expansion of the Company's Board of Directors by two directors following the Annual Meeting, filling the vacancies created by representatives designated by Wilmington and nominating two persons designated by Wilmington for election to the Board at the Company's next election of directors.

        As discussed above, during 1998 and 1999 the Company sold a total of $11,875,000 in Company securities to Wilmington. Given the significant investments made by Wilmington, in connection with the Series C Preferred Stock financing Wilmington requested that the Company expand its Board of Directors by two directors after the 1999

Company stockholder meeting and appoint two representatives of Wilmington to fill the vacancies. The Company also agreed to nominate two persons designated by Wilmington for election to the Company's Board of Directors at the Company's next annual stockholders' meeting provided that Wilmington retains at least 33,750 shares of Preferred Stock at that time. The Company is seeking approval of Proposal Three to satisfy a provision in the Series C Preferred Stock Purchase Agreement and to ensure compliance with the Nasdaq Control Rule.

        Although Wilmington has discretion to substitute director designees provided that such substitute nominees are suitable to the Company, it is anticipated that Wilmington will designate Joseph C. Manzinger and Richard M. Johnston to serve on the Board of Directors following stockholder approval. The background of the anticipated Wilmington designees is as follows:

        Richard M. Johnston is Vice President-Investments and a director of The Hillman Company, the parent company of Wilmington, positions he has held for more than five years. Mr. Johnston currently serves as Chairman of the Board of Metrocall, Inc., a Nasdaq traded company that provides paging and other wireless messaging services nationally. Mr. Johnston also currently is Chairman of the Board of SCCI Health Services Corporation and Xypoint Corporation and is a director of Park 'n View, Inc., Ralin Medical, Inc. and U.S. Media Holdings, Inc., all privately held companies. Mr. Johnston holds a B.S. in commerce from Washington & Lee University and an M.B.A. from the Wharton School of Finance at the University of Pennsylvania.

        Joseph C. Manzinger was appointed Vice President of The Hillman Company, the parent company of Wilmington, in January 1998. Mr. Manzinger has also held positions with The Hillman Company as Director - Investment Review and Manager of Special Projects. Prior to joining The Hillman Company Mr. Manzinger served as a consultant for McKinsey & Company, and also spent time with Price Waterhouse & Co. and Parker/Hunter Inc., a regional investment bank and brokerage firm. Mr. Manzinger serves as a director for a variety of private companies, including Syvox Corporation where he is Chairman of the Board, The MicroOptical Corporation, RPM Industries, Inc., Selectus Pharmaceuticals, Inc., InRoad, Inc. and Xypoint Corporation. Mr. Manzinger holds a B.S. in Accounting from Indiana University and an M.B.A. from the University of Chicago.

PRINCIPAL EFFECTS OF THE APPROVAL OR NON-APPROVAL

        Expanding the Company's Board of Directors by two directors and appointing two representatives named by Wilmington to fill the positions will have the effect of increasing the number of the Company's non-management directors and enhancing Wilmington's influence over the Company. As described above under Proposal Two, Wilmington currently has the power to vote more shares than any other Company stockholder by virtue of its investments in Company securities on the open market and in the Financings and it could acquire, and is not restricted from acquiring, additional Company securities. In addition, the ability to name two directors to the Company's Board places Wilmington in a position to influence but not control the Company's Board of Directors. According to the Schedule 13-D filed by Wilmington, last amended on March 16, 1999, Wilmington has no current plans that would result in a change in the current Board of Directors or a material change in the Company's business or corporate structure. Wilmington's investments in the Company during 1998 and 1999 have enabled the Company to meet its financing needs at that time. Providing Wilmington with Board representation was central to Wilmington's decision to continue to invest in the Company and a failure to obtain stockholder approval of this provision may hinder the Company in obtaining additional funds from this historically important financing source. Requiring the Company to nominate two persons designated by Wilmington for election to the Company's Board at the next election of directors will potentially allow Wilmington to influence the Board for an additional time period.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

        The approval of this Proposal Three requires the affirmative vote of a majority of Votes Cast (excluding, for purposes of determining the "Votes Cast," the shares of Common Stock issuable upon conversion of the Preferred Stock).

The holders of Preferred Stock will not be entitled to exercise their Preferred Stock voting rights due their interest in the Proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                  PROPOSAL FOUR

                         APPROVAL OF THE 1999 STOCK PLAN

        The Board of Directors determined that it is in the best interests of the Company and its stockholders to adopt the 1999 Stock Plan (the "Plan") (described below). On February 4, 1999, the Board of Directors adopted the Plan and reserved Common Stock for issuance thereunder subject to stockholder approval in the amount of 1,000,000 shares plus (a) an annual increase to be added on each anniversary date of the Plan equal to the lesser of (i) 600,000 shares, (ii) 5% of the outstanding shares (as defined in the Plan) on such date or (iii) a lesser amount determined by the Board, (b) any shares which have been reserved but unissued under the Company's 1992 Stock Option Plan (the "Option Plan") as of the date of stockholder approval of this Plan, and (c) any shares returned to the Option Plan after the date of stockholder approval of this Plan as a result of the termination of options under the Option Plan. As of the date of stockholder approval of the Plan, no options had been granted pursuant to the Plan.

For a description of the principal features of the Plan, see "Appendix A -- Description of the Superconductor Technologies, Inc. 1999 Stock Plan."

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

        The approval of this Proposal Four requires the affirmative vote of a majority of Votes Cast.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 PROPOSAL FIVE:

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

        The Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1999.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if such person desires to do so. Such representative is expected to be available to respond to appropriate questions.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

        Ratification of the Board's appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the Votes Cast. In the event the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the appointment of the independent auditors will be reconsidered by the Board of Directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                         VOTING SECURITIES OF PRINCIPAL
                           STOCKHOLDERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of the Company's Common Stock as of March 31, 1999, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) by each director, (iii) by each of the executive officers named in the table under "Executive Compensation--Summary Compensation Table," and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Wilmington and its affiliates are the sole holders of 100% of the Company's Preferred Stock and are entitled to cast a total of 1,533,709 votes with respect to the Preferred Stock on certain matters at the Annual Meeting. As described in footnote 1 to the following table, following stockholder approval of Proposal Two, Wilmington and its affiliates will be entitled to 3,375,020 votes by virtue of their ownership of Preferred Stock.

                                                                        Number of         Percentage
                               Name                                       Shares          Ownership
                               ----                                       ------          ---------
Wilmington Securities, Inc. and Affiliated Parties(1).............        2,423,709         26.16%
   824 Market Street, Suite 900
   Wilmington, Delaware 19801

Glenn E. Penisten(2)..............................................          185,591          2.37%

M. Peter Thomas(3)................................................          157,100          1.99%

Robert B. Hammond(4) .............................................          126,980          1.62%

James P. Simmons, Jr..............................................              250            *

E. Ray Cotten(5)..................................................           85,778          1.10%

James G. Evans, Jr.(5)............................................           73,750            *

J. Robert Schrieffer(6)...........................................           52,984            *

Robert P. Caren(7)................................................           34,017            *

Dennis Horowitz(8)................................................           25,784            *

John D. Lockton(5)................................................            3,750            *

All executive officers and directors as a group (12 persons)(9)...          838,226          9.96%

-------------

* Less than one percent.

(1) Based on information contained in a Schedule 13D, as amended, filed by Wilmington and persons affiliated with Wilmington. Includes a total of 1,533,709 shares issuable upon the conversion of Preferred Stock or exercise of warrants for the purchase of Common Stock that are convertible or exercisable within 60 days of March 31, 1999. Following stockholder approval of Proposal Two the total Common Stock Ownership of Wilmington shall be equal to 4,746,687 shares (which represents ownership of 40.97% of the Company's voting securities), including a total of 3,375,020 shares issuable upon the conversion of Preferred Stock and a total of 481,667 shares issuable upon the exercise of warrants for the purchase of Common Stock. Wilmington is an indirect, wholly owned subsidiary of The Hillman Company, a private corporation engaged in diversified investments and operations. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust dated November 18, 1985 (the "HLH Trustees"). Each of the HLH Trustees shares voting and disposition power over the assets of The Hillman Company. The above total includes 20,000 shares of Series B-1 Preferred Stock and warrants exercisable for an aggregate of 50,000 shares of Common Stock owned beneficially of record by four trusts for members of the Hillman family. The HLH Trustees (other than Mr. Grefenstette, who is a trustee of such trusts) disclaim beneficial ownership of such shares

(2) Includes 96,997 shares held by a trust for the benefit of Glenn and Mary Louise Penisten. Also includes 88,334 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1999.

(3) Includes 156,667 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1999.

(4) Includes 94,480 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1999.

(5) All shares are issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1999.

(6) Includes 48,334 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1999.

(7) Includes 26,667 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1999.

(8) Includes 18,334 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 1999.

(9) See footnotes (2)-(8). Includes 687,386 shares issuable upon exercise of stock options held by executive officers and directors that are exercisable within 60 days of March 31, 1999.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth all compensation received for services rendered to the Company in all capacities during the fiscal years ended December 31, 1998, 1997 and 1996 by the Company's Chief Executive Officer and the four executive officers other than the Chief Executive Officer whose total salary and bonus for fiscal year 1998 exceeded $100,000.

                                                                                  LONG-TERM
                                                ANNUAL COMPENSATION              COMPENSATION
                                     ------------------------------------------   ------------
                                                                                  SECURITIES       ALL OTHER
                                                               OTHER ANNUAL        UNDERLYING     COMPENSATION(2)
NAME AND PRINCIPAL POSITION  YEAR    SALARY($)   BONUS($)    COMPENSATION($)(1)    OPTIONS(#)          ($)
---------------------------  ----    ---------   --------    ------------------    ----------     ----------------
M. Peter Thomas              1998    229,806                         --               40,000             2,293
President and Chief          1997    162,798(3)     --           15,000(4)           280,000             1,644
Executive Officer            1996      N/A          N/A             N/A                 N/A                N/A


E. Ray Cotten                1998    159,764        --               --                  --              6,300
Senior Vice President,       1997    166,076        --               --                  --              6,542
Sales and Marketing          1996     51,003        --               --              108,934             1,249


Robert B. Hammond            1998    171,888                                          17,000             1,400
Senior Vice President and    1997    165,080        --               --               60,000(5)            932
Chief Technical Officer      1996    148,265        --               --               25,000(6)            839

James G. Evans, Jr.          1998    152,626                                          20,000               870
Vice President and Chief     1997    146,908        --               --               30,000(7)            847
Financial Officer            1996    130,260        --               --               35,000(8)            463

James P. Simmons, Jr.(11)    1998    143,760                                          15,000               782
Vice President Marketing     1997    144,277        --               --               20,000(9)            819
and Sales                    1996    130,155        --               --               20,000(10)           750


(1) Excludes certain perquisites and other amounts that, for any executive officer, in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.

(2)     Term life insurance premiums.

(3) Mr. Thomas commenced employment with the Company in April 1997; amount shown reflects pro rated annual salary of $200,000.

(4)     Relocation expenses.

(5) Includes 15,000 shares which replaced a 1996 grant of an option to purchase 15,000 shares which was canceled.

(6) Includes 15,000 shares which were canceled and replaced by a 1997 grant of an option to purchase 15,000 shares.

(7) Includes 20,000 shares which replaced a 1996 grant of an option to purchase 20,000 shares which was canceled.

(8) Includes 20,000 shares which were canceled and replaced by a 1997 grant of an option to purchase 20,000 shares.

(9) Includes 10,000 shares which replaced a 1996 grant of an option to purchase 10,000 shares which was canceled.

(10) Includes 10,000 shares which were canceled and replaced by a 1997 grant of an option to purchase 10,000 shares.

(11) Mr. Simmons ceased service with the Company in September 1998: amounts shown include options to purchase 15,000 shares which terminated prior to the vesting of any shares under such options.

EMPLOYMENT AGREEMENTS

        In addition to the executive compensation set forth in the table above, pursuant to a letter agreement between M. Peter Thomas and the Company dated April 3, 1997, Mr. Thomas is entitled to six months' salary as severance in the event of a change in position not for cause, and 70,000 of the 280,000 options to purchase Common Stock of the Company will be accelerated to vest immediately upon a change of control involving a change in Mr. Thomas' position. E. Ray Cotten is entitled to twelve months severance, including a continuation of base salary and employee and dependent health and insurance benefits, in the event of involuntary termination as set forth in an Employment Agreement between the Company and Mr. Cotten dated July 1, 1997. There are no other employment agreements between the Company and any of its executive officers.

OPTION GRANTS IN FISCAL 1998

        The following table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 1998 to each of the executive officers named in the table under "Executive Officer
Compensation--Summary Compensation Table."

                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                 AT ASSUMED ANNUAL RATES OF
                                                                                 STOCK PRICE APPRECIATION FOR
                                          INDIVIDUAL GRANTS                            OPTION TERM(3)
                              ----------------------------------------------    -----------------------------
                                           % OF TOTAL
                             NUMBER OF       OPTIONS
                             SECURITIES    GRANTED TO
                            UNDERLYING      EMPLOYEES   EXERCISE
                            OPTIONS         IN FISCAL    PRICE     EXPIRATION
NAME                        GRANTED(#)(1)    YEAR(2)    ($/SH)        DATE         5%($)               10%(%)
----                        -------------   ----------  ---------   ----------  ----------           ---------
M. Peter Thomas                 40,000        9.39       5.00        5/20/08       125,779           318,748

E. Ray Cotten                       --          --         --            --            --                --

Robert B. Hammond               17,000        3.99       3.88       12/10/08        41,428           104,988

James G. Evans, Jr.             20,000        4.70       5.00        5/20/08        62,889           159,374

James P. Simmons, Jr.(4)        15,000        3.52       5.00        5/23/08           --                --

---------

(1) Each option vests over a four-year period at the rate of 1/4th of the shares subject to the option at the end of the first twelve months and 1/36th of the remaining shares subject to the option at the end of each monthly period thereafter so long as such optionee's employment with the Company has not terminated.

(2) Total number of shares subject to options granted to employees in fiscal 1998 was 425,950, which number includes options granted to employee directors, but excludes options granted to nonemployee directors and consultants.

(3) The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in fiscal 1998, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holders' continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(4) Mr. Simmons ceased service with the Company in September 1998; options to purchase 15,000 shares terminated prior to the vesting of any shares under such options.

AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND 1998 FISCAL YEAR-END OPTION
VALUES

        The following table sets forth certain information concerning the value of unexercised options as of December 31, 1998 for each of the executive officers named in the table under "Executive Compensation--Summary Compensation Table."


                               SHARES         VALUE
                              ACQUIRED      REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE(1)   UNEXERCISABLE(1)
   NAME                      ON EXERCISE       ($)           (#)             (#)              ($)                ($)
   ----                      -----------       ---           ---             ---              ---                ---

M. Peter Thomas                  --             --         116,667         203,333          14,583             20,417

E. Ray Cotten2                   --             --          72,732          36,202            N/A(3)             N/A(3)

Robert B. Hammond                --             --          87,188          54,812          10,935             26,555

James G. Evans, Jr               --             --          58,959          51,041           2,734              3,516

James P. Simmons, Jr.(4)         --             --              --              --              --                 --

(1) Market value of underlying securities based on the $3.875 closing price of the Company's Common Stock on December 31, 1998 (the last market trading day in 1998), minus the exercise price.

(2) Of a total of 108,934 options to purchase Common Stock of the Company granted to Mr. Cotten during fiscal 1996, 93,934 options will be accelerated to vest immediately upon "acquisition of the Company" defined as "the acquisition or merger of the Company into another entity or the acquisition or merger of another entity into the Company which is valued at or in excess of $2.5 million or is significant to the Company as determined by the Board of Directors of the Company in its sole discretion."

(3) The fair market value of the Company's Common Stock as of December 31, 1998 was $3.875, which did not exceed the exercise price of such exercisable or unexercisable options held by such person.

(4) Mr. Simmons ceased service with the Company in September 1998 and had no outstanding options on December 31, 1998.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Based solely upon a review of such forms, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that all reports required pursuant to Section 16(a) with respect to its executive officers, directors and 10% stockholders for the 1998 fiscal year and prior years were complied with.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee of the Company's Board of Directors is composed of four nonemployee directors, namely, Robert P. Caren, Ph.D., Dennis Horowitz, John D. Lockton and J. Robert Schrieffer, Ph.D. No interlocking relationship exists between the Company's Board of Directors and the compensation committee of any other company, and no such interlocking relationship has existed in the past.

                          COMPENSATION COMMITTEE REPORT

        The Compensation Committee (the "Committee") of the Board of Directors of the Company is comprised of four independent, non-employee directors who have no interlocking relationships with the Company or any of its affiliates. As part of their duties, the Compensation Committee reviews compensation levels of the executive officers to insure compensation is in line with performance and industry practices. The goal of the Committee is to insure the compensation practices of the Company are sufficient to attract the necessary technical and manufacturing talent to enable the growth from a development stage company into one with commercialized products.

        The Committee meets with the Chief Executive Officer to gather input on the performance of the other executive officers. In determining individual salaries for officers, consideration is given to individual factors, such as experience, performance and responsibilities within the Company, as well as industry-specific comparables. Because the superconductivity industry is small, the Committee uses other industries for comparable measures which have similar manufacturing techniques and challenges, in particular the wireless and semiconductor industries. As the Company is still in the development stages, bonus plans are based upon goal attainment rather than upon profitability. Historically, the Company has not given bonuses on an annual or recurring basis.

        The Compensation Committee also administers the Company's Stock Option Program, which is made available to all employees. In addition to the executive officers, the Committee also reviews stock option grants to all employees. The size of the stock option awards is based primarily on an individual's performance, responsibilities and position with the Company, as well as such individual's present equity ownership and unvested and vested stock options. The Committee believes the stock option program is crucial to the retention and motivation of all employees. The Committee also believes it is essential to insure all employees have a stake in the Company. With all employees as stakeholders, the Committee believes this enhances the overall stockholder value and creates an environment in which creativity and technical achievement will excel.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

        When setting the Chief Executive Officer's compensation, the Committee does so without such person's attendance. The Chief Executive Officer's compensation is determined based on comparable salaries of chief executive officers in comparable technology companies. As stated previously, the superconductivity industry is small; the Committee uses other industries for comparable measures which have some of the same manufacturing techniques and challenges.

        M. Peter Thomas, who served as the Company's Chief Executive Officer during all of fiscal 1997, began his employment with the Company in April 1997. At the time of his hire the Board set Mr. Thomas' annual salary at $200,000. In addition to his salary, at the time of hire Mr. Thomas was granted an option to purchase 280,000 shares of the Company's Common Stock, vesting over a period of 4 years. During 1998 Mr. Thomas' compensation was increased to $230,000 and he was granted an additional option, vesting over a period of 4 years, for the purchase of 40,000 shares of Common Stock. The Company also leases a car for Mr. Thomas' use.

$1,000,000 LIMIT ON TAX DEDUCTIBLE COMPENSATION

        Section 162(m), enacted as part of the Omnibus Budget Reconciliation Act of 1993, limits to $1,000,000 the deductibility, for any year beginning after December 31, 1993, of compensation paid by a public corporation to the chief executive officer and the next four most highly compensated executive officers unless such compensation is performance-based within the meaning of Section 162(m) and the regulations thereunder.

        The Committee intends to continue to utilize performance-based compensation in order to minimize the effect of the limits imposed by Section 162(m) and seeks to assure the maximum tax deductibility of all compensation it authorizes. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

                                    Robert P. Caren, Ph.D.
                                    Dennis Horowitz
                                    John D. Lockton
                                    J. Robert Schrieffer, Ph.D.

                          STOCK PRICE PERFORMANCE GRAPH

        The graph below compares the cumulative total stockholders' return on the Company's Common Stock since December 31, 1993 with the NASDAQ-U.S. Index and the Hambrecht & Quist Technology Index over the same period (assuming the investment of $100 in the Company's Common Stock and in the two other indices, and reinvestment of all dividends).

                                       BASE                  YEARS ENDING
                                       Period
Company / Index                        Dec93     Dec94       Dec95    Dec96     Dec97     Dec98
---------------                        -----     ------      -----    -----     -----     -----
SUPERCONDUCTOR TECHNOLOGIES            100       101.96      70.59     61.76     49.02     60.78

NASDAQ US INDEX                        100        97.75     141.44    122.97    122.68    140.57

H&Q TECHNOLOGY INDEX                   100       120.12     149.52    124.29    117.24    155.54



                                    FORM 10-K

        THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO SUPERCONDUCTOR TECHNOLOGIES INC., 460 WARD DRIVE, SANTA BARBARA, CALIFORNIA 93111, ATTN: INVESTOR RELATIONS.

        The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                       BY ORDER OF THE BOARD OF DIRECTORS


Santa Barbara, California
April __, 1999

                                                                      APPENDIX A

DESCRIPTION OF THE SUPERCONDUCTOR TECHNOLOGIES, INC. 1999 STOCK PLAN

        General. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. Stock purchase rights may also be granted under the Plan.

        Administration. The Plan may generally be administered by the Board or a Committee appointed by the Board (as applicable, the "Administrator"). The Administrator may make any determinations deemed necessary or advisable for the Plan.

        Eligibility. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options or rights may be granted, the time or times at which such options or rights shall be granted, and the exercise price and number of shares subject to each such grant.

        Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of the Company, options to purchase more than 200,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual's initial employment with the Company, he or she may be granted options to purchase up to an additional 200,000 shares of Common Stock.

        Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following terms and conditions:

        (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the day of or the last market trading day prior to the date the option is granted.

        (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

        (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

        (d) Termination of Employment or Consultancy. If an optionee's employment or consulting relationship terminates for any reason (including death or disability), then the optionee may exercise the option within such period of time as is specified in the option agreement to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). The Plan and the option agreement may provide for a longer period of time for the option to be exercised after terminations due to the optionee's death or disability than for other terminations. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance) may exercise all or part of his or her option to the extent the option is exercisable at the time of such termination.

        (e) Nontransferability of Options and Stock Purchase Rights: Unless otherwise determined by the Administrator, options and stock purchase rights granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

        (f) Other Provisions: The stock option agreement or restricted stock purchase agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

        Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or right outstanding under the Plan, and the exercise price of any such outstanding option or right.

        In the event of a liquidation or dissolution, any unexercised options will terminate. The Administrator may, in its sole discretion, provide that each optionee shall have the right to exercise all of the shares subject to the optionee's option including those not otherwise vested or otherwise exercisable.

        In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option and stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options or rights or to substitute substantially equivalent options or rights, the Administrator shall have the discretion to allow the optionee to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator shall notify the optionee that the option or right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

        Change of Control. In the event of a change of control, except as otherwise determined by the Board, the optionee shall fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. In such event, the Administrator shall notify the optionee that the option or right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period. A change of control included (i) the purchase of 50% of the Company's then-outstanding securities by any person; (ii) a merger or consolidation; (iii) a sale of all or substantially all of the Company's assets; and (iv) certain changes in the composition of the Board.

        Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the Plan to the extent necessary and desirable to comply with applicable law. No such action by the Board or shareholders may alter or impair any option previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the shareholders or the Board of the Company, whichever is earlier.

        FEDERAL INCOME TAX CONSEQUENCES

        Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

        Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by
Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

        Stock Purchase Rights. Generally, no income will be recognized by a recipient in connection with the grant of a stock purchase right of unvested stock, unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within 30 days of the date of grant in the case of an award of stock. Otherwise, at the time the stock purchase right vests, the recipient generally will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time of vesting and the amount paid for the stock, if any. Generally, the recipient will be subject to tax consequences similar to those discussed under "Nonstatutory Stock Options." In the case of a recipient who is also an employee, any amount treated as compensation will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to the stock purchase right to the extent permitted under Section 162 of the Code.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

PRELIMINARY COPY

                                                                      APPENDIX A

                                   DETACH HERE

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        SUPERCONDUCTOR TECHNOLOGIES INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 2, 1999

        The undersigned stockholder of SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April __, 1999 and hereby appoints M. Peter Thomas and James G. Evans, Jr. or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Superconductor Technologies Inc. to be held on June 2, 1998 at 11:00 a.m., local time, at the Pacifica Suites, located at 5490 Hollister Avenue, Santa Barbara, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

[SEE REVERSE SIDE]       CONTINUED AND TO BE SIGNED ON REVERSE SIDE         [SEE REVERSE SIDE]

[BACK OF PROXY]
                                   DETACH HERE


[X]     Please mark
        votes as in
        this example

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR removal of limitations on conversions of preferred stock and exercises of warrants issued by the Company in private offerings in 1998 and 1999, FOR the provision in the Company's Series C Preferred Stock financing providing Wilmington Securities, Inc. representation on the Company's Board of Directors, FOR the adoption of the Company's 1999 Stock Plan, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 1999 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. ELECTION OF DIRECTORS

Nominees: Glenn E. Penisten; M. Peter Thomas; E. Ray Cotten; Robert P. Caren, Ph.D.; Dennis Horowitz; John D. Lockton; J. Robert Schrieffer, Ph.D.

FOR ALL NOMINEES [ ] WITHHELD FROM ALL NOMINEES

[ ]
  --------------------------------------

(INSTRUCTION: To withheld authority to vote for any individual nominee, write their name in the space provided above.)

                                                          FOR    AGAINST    ABSTAIN
2. PROPOSAL TO APPROVE THE REMOVAL OF LIMITATIONS         [ ]     [ ]         [ ]
   ON CONVERSIONS OF PREFERRED STOCK AND EXERCISES
   OF WARRANTS TO PURCHASE COMMON STOCK ISSUED
   BY THE COMPANY IN PRIVATE OFFERINGS IN 1998 & 1999

                                                          FOR    AGAINST    ABSTAIN
3. PROPOSAL TO APPROVE A PROVISION IN THE                 [ ]     [ ]         [ ]
   COMPANY'S SERIES C PREFERRED STOCK FINANCING
   PROVIDING WILMINTON SECURITIES, INC.
   REPRESENTATION ON THE COMPANY'S BOARD OF
   DIRECTORS.

                                                          FOR    AGAINST    ABSTAIN
4. PROPOSAL TO APPROVE THE ADOPTION OF THE                [ ]     [ ]         [ ]
   COMPANY'S 1999 STOCK PLAN.

                                                          FOR    AGAINST    ABSTAIN
5. PROPOSAL TO RATIFY THE APPOINTMENT OF                  [ ]     [ ]         [ ]
   PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
   AUDITORS OF THE COMPANY FOR THE FISCAL YEAR
   ENDING DECEMBER 31, 1999.

and in their discretion, upon such other matter or matters, which may properly come before the meeting or any adjournment or adjournments thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:__________________ Date:_____ Signature:__________________ Date:_____